FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 6, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Second Quarter and First Half Results

Salt Lake City, August 6, 2015 – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its second quarter ended June 30, 2015. The Company reported a second quarter net loss of $0.6 million, or $(0.02) per share. This compares to a net loss of $4.5 million, or $(0.08) per share, for the second quarter of 2014. Included in the Company’s quarterly results were noncash (and intercompany) foreign exchange gains of $2.2 million in 2015 and foreign exchange losses $0.7 million in 2014. Without the foreign exchange gains and losses, the Company would have recorded a net loss of $2.8 million for the quarter ended June 30, 2015, and a net loss of $3.8 million for the quarter ended June 30, 2014.

Lower Oil and Gas Prices and a Continued Strong Dollar Impact Second Quarter Revenues

Oil and gas revenues were $6.5 million during the second quarter of 2015, down 26% compared to the $8.8 million during the same quarter of 2014. Total revenues were $6.6 million for the 2015 second quarter, down 35% compared to the $10.2 million for the same quarter in 2014.

Gas prices during the second quarter of 2015 averaged $5.76 per Mcf, compared to $7.56 per Mcf during the same quarter of 2014, a decrease of 24%. Two factors contributed to the decrease in average prices. First, the Polish low-methane tariff, which serves as the reference price for the Company’s gas sales agreements, was 8.3% lower during the second quarter of 2015. Second, period-to-period strength in the U.S. dollar against the Polish zloty decreased the Company’s dollar-denominated gas prices. The average exchange rate during the second quarter of 2015 was 3.70 zlotys per dollar. The average exchange rate during the second quarter of 2014 was 3.04 zlotys per dollar, a change of approximately 22%.

Oil revenues of $0.6 million in the second quarter of 2015 were 42% lower than $1.0 million during the second quarter of 2014. Oil prices averaged $47.69 per barrel in the second quarter of 2015, compared to $83.62 per barrel in the same quarter of 2014. Oil production increased by 1% over 2014 levels. Currently all of the Company’s oil production is in the United States, mostly from a relatively small oil field in Montana. This oil is a relatively heavy grade of crude and sells at a discount to the standard WTI price.

Total net oil and gas production was virtually unchanged at 1,109 million cubic feet equivalent (Mmcfe) during the second quarter of 2015, compared to 1,103 Mmcfe during the 2014 second quarter. Full production at the Company’s Lisewo-2 well helped offset declines at the Zaniemysl and Roszkow wells. The Company’s average daily production rate for the 2015 second quarter was 12.1 Mmcfe.

Lower Product Prices Reduce First Half Oil and Gas Revenues

The Company reported a first half 2015 net loss of $19.5 million, or $(0.38) per share. This compares to a net loss of $5.5 million, or $(0.10) per share, for the first half of 2014. Included in the Company’s first half results were noncash (and intercompany) foreign exchange losses of $12.1 million and $1.9 million in 2015 and 2014, respectively. Without the foreign exchange losses, the Company would have recorded net losses of $7.4 million and $3.6 million for the six-month periods ended June 30, 2015 and 2014, respectively.

The Company recognized oil and gas revenues of $13.2 million for the first six months of 2015, compared to $18.3 million for the same period of 2014. Total revenues for the first six months of 2015 were $13.2 million, compared to $19.7 million in the first six months of 2014.

Total net oil and gas production of 2,224 Mmcfe during the first six months of 2015 decreased 5% compared to 2,332 Mmcfe during the same period last year. Natural gas production in Poland was 2,085 Mmcf during the first six months of 2015, compared to 2,188 Mmcf during the first half of 2014.

Gas prices during the first half of 2015 averaged $5.86 per Mcf, compared to $7.49 per Mcf during the same period of 2014, a decrease of 22%. The price decrease was a combination of lower natural gas tariffs, and the impact of the stronger U.S. dollar discussed above. Oil prices decreased 48% over the year, averaging $41.68 per barrel in the first half of 2015, compared to $80.27 per barrel in the same period of 2014.

Lower Revenues Impact Operating Cash; Noncash Charges Continue to Vary

Net cash used in operating activities of $1.0 million during the first half of 2015 decreased from net cash provided by operating activities of $3.7 million during the 2014 first half. The primary driver of the year-to-year decrease was lower revenues and higher operating costs.

The noncash foreign exchange losses of $12.1 million and $1.9 million for the first half of 2015 and 2014, respectively, are included in other income and expense. The losses come primarily from recognition of losses on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary. These are noncash losses only and could vary greatly depending upon future exchange-rate changes.

Earnings Conference Call Today, Thursday, August 6, 2015, at 4:30 PM Eastern (2:30 PM Mountain)

The Company will host a conference call and webcast today to discuss 2015 second quarter and first half results and update operational items at 4:30 p.m. Eastern. Conference call information is as follows:  U.S. dial-in-number: 800-524-8950; International dial-in-number: 416-260-0113; Passcode: 9998337.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com. For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland. The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential, or likelihood of discovery for exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$14,165	$11,232
Marketable securities	--	7,313
Receivables:
Accrued oil and gas sales	2,548	2,948
Joint interest and other receivables	691	551
VAT receivable	--	895
Inventory	101	97
Other current assets	167	415
Total current assets	17,672	23,451

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	62,913	65,621
Unproved	1,912	1,991
Other property and equipment	12,846	12,738
Gross property and equipment	77,671	80,350
Less accumulated depreciation, depletion, and amortization	(28,771)	(26,867)
Net property and equipment	48,900	53,483

Other assets:
Certificates of deposit	406	406
Loan fees	1,241	1,553
Total other assets	1,647	1,959

Total assets	$68,219	$78,893
-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	June 30,	December 31,
	2015	2014
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,760	$5,036
Accrued liabilities	680	821
Accrued dividends	463	463
Total current liabilities	5,903	6,320

Long-term liabilities:
Notes payable	50,000	50,000
Asset retirement obligation	1,981	1,989
Total long-term liabilities	51,981	51,989

Total liabilities	57,884	58,309

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
800,000 shares outstanding as of June 30, 2015, and December 31, 2014, respectively	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized;
54,869,656 and 54,401,967 shares issued and outstanding as of
June 30, 2015, and December 31, 2014, respectively	55	54
Additional paid-in capital	250,011	248,186
Cumulative translation adjustment	38,354	30,072
Accumulated other comprehensive loss	--	(67)
Accumulated deficit	(278,086)	(257,662)
Total stockholders’ equity	10,335	20,584

Total liabilities and stockholders’ equity	$68,219	$78,893

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per-share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Revenues:
Oil and gas sales	$6,547	$8,802	$13,181	$18,310
Oilfield services	31	1,361	32	1,366
Total revenues	6,578	10,163	13,213	19,676

Operating costs and expenses:
Lease operating expenses	1,022	1,181	1,947	2,290
Exploration costs	3,254	3,591	8,251	6,911
Property impairments	67	3,689	437	3,735
Oilfield services costs	104	917	230	1,045
Depreciation, depletion and amortization	1,519	1,237	3,016	2,595
Accretion expense	31	23	61	47
Stock compensation	551	687	1,097	1,366
General and administrative	2,178	1,972	4,336	3,925
Total operating costs and expenses	8,726	13,297	19,375	21,914

Operating loss	(2,148)	(3,134)	(6,162)	(2,238)

Other expense:
Interest expense	(656)	(685)	(1,304)	(1,341)
Interest and other income	9	12	46	26
Foreign exchange loss	2,190	(720)	(12,079)	(1,936)
Total other expense	1,543	(1,393)	(13,337)	(3,251)

Net loss	(605)	(4,527)	(19,499)	(5,489)

Other comprehensive income
Increase (decrease) in market value of available for sale marketable securities	66	--	67	--
Foreign currency translation adjustment	(1,559)	357	8,282	963
Comprehensive loss	$(2,098)	$(4,170)	$(11,150)	$(4,526)
Dividends on preferred stock	(462)	--	(925)	-
Net loss attributable to common stockholders	(1,067)	(4,527)	(20,424)	(5,489)

Net loss per common share
Basic	$(0.02)	$(0.08)	$(0.38)	$(0.10)
Diluted	$(0.02)	$(0.08)	$(0.38)	$(0.10)
Weighted average common shares outstanding
Basic	54,223	53,325	54,223	53,279
Dilutive effect of stock options	--	--	--	--
Diluted	54,223	53,325	54,223	53,279

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(19,499)	$(5,489)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	3,016	2,595
Accretion expense	61	47
Amortization of loan fees	209	255
Stock compensation	1,097	1,366
Property impairments	395	3,694
Unrealized foreign exchange losses	12,063	1,929
Common stock issued for services	729	656
Increase (decrease) from changes in working capital items:
Receivables	1,219	2,010
Inventory	(5)	1
Other current assets	242	(49)
Accounts payable and accrued liabilities	(495)	(3,304)
Net cash (used in) provided by operating activities	(968)	3,711

Cash flows from investing activities:
Additions to oil and gas properties	(1,895)	(13,091)
Additions to other property and equipment	(344)	(522)
Sales of marketable securities	7,380	--
Net cash (used in) provided by investing activities	5,141	(13,613)

Cash flows from financing activities:
Proceeds from stock offering	--	615
Payment of preferred stock dividends	(925)	--
Proceeds from notes payable	--	5,000
Net cash (used in) provided by financing activities	(925)	5,615

Effect of exchange-rate changes on cash	(315)	(112)

Net increase (decrease) in cash	2,933	(4,399)
Cash and cash equivalents at beginning of year	11,232	11,153

Cash and cash equivalents at end of period	$14,165	$6,754